Exhibit 4.5

STAAR SURGICAL COMPANY

AMENDED AND RESTATED

2003 OMNIBUS EQUITY INCENTIVE PLAN

STAAR Surgical Company, a Delaware corporation (the “Company”), by action of its Board of Directors, hereby amends and restates in its entirety, effective as of May 19, 2010, the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan (the “Plan”), with the following provisions:

1.    Purpose and Scope.

(a)  Purpose.    The purpose of the Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company and its Affiliates to attract, retain and motivate officers, directors, employees and independent contractors by providing for performance-based benefits, and to strengthen the mutuality of interests between such persons and the Company’s stockholders. The Plan is designed to meet this intent by offering performance-based stock and cash incentives and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

(b)  Scope.    The Plan amends, restates and replaces in their entirety the following outstanding plans of the Company (the “Restated Plans”):  the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan as in effect immediately prior to this amendment and restatement; the 1991 Stock Option Plan of STAAR Surgical Company; the 1995 STAAR Surgical Company Consultant Stock Plan; the 1996 STAAR Surgical Company Non-Qualified Stock Plan; the 1998 STAAR Surgical Company Stock Plan; and the STARR Surgical Company Stock Option Plan and Agreement for Chief Executive Officer. Each award or grant outstanding under a Restated Plan shall continue to be governed by the terms of that Restated Plan. Any shares of Common Stock available for Awards under the Restated Plans, including shares that become available pursuant to Section 4(b)(iii) of the Plan, shall be treated as part of the pool of shares of Common Stock available for Awards under the Plan.

2.    Definitions.    For purposes of the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any parent or subsidiary (as defined in Sections 424(e) and (f) of the Code) of the Company, and that qualifies as an eligible issuer of service recipient stock, as that term is defined in Treasury Regulations Section 1.409A-1(b)(5)(iii)(E).

“APB 25” means Opinion 25 of the Accounting Principles Board, as amended, and any successor thereof.

“Award” means an award or grant made to a Participant under Sections 6 through 10, inclusive, of the Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any one (or more) of the following events:

(i)  Any person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock of the Company with respect to which twenty-five percent (25%) or more of the total number of votes for the election of the Board may be cast;

(ii)  As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;

(iii)  The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

(iv)  acquisition in a single or series of related transactions, including without limitation a tender offer or exchange offer, by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

Notwithstanding the foregoing, the formation of a holding company for the Company in which the stockholdings of the holding company after its formation are substantially the same as for the Company immediately prior to the holding company formation does not constitute a Change in Control for purposes of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations and authoritative interpretations promulgated thereunder.

“Committee” means the committee of the Board that is provided for in Section 3 of the Plan.

“Common Stock” means the common stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

“Company” means STAAR Surgical Company, a Delaware corporation.

“Consultant” means any natural person who performs bona fide services for the Company or an Affiliate as a consultant or advisor, excluding Employees and Non-Employee Directors.

“Date of Grant” means the effective date as of which the Committee (or the Board, as the case may be) grants an Award to a Participant.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Employee” means any individual who is a common-law employee of the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor thereto, together with rules, regulations and authoritative interpretations promulgated thereunder.

“Fair Market Value” means the fair market value per share of the Common Stock determined in accordance with Treasury Regulations Section 1.409A-1(b)(5)(iv), and to the extent permitted under such Regulations shall be on any given date, the closing price for the Common Stock on such date, or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded, determined in accordance with the following rules:

(i)  If the Common Stock is admitted to trading or listing on The Nasqaq Stock Market or any other national securities exchange registered under the Exchange Act, the closing price for any day shall be the last reported sale price, or in the case no such reported sale takes place on such date, the average of the last reported bid and ask prices, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed;

(ii)  If the Common Stock is not listed or admitted to trading on any national securities exchange, the last sale price of the Common Stock on the OTC Bulletin Board or, in the case no such reported sale takes place, the average of the closing bid and ask prices on such date; or

(iii)  If the Common Stock is not listed or admitted to trading on any national securities exchange and is not quoted on the OTC Bulletin Board, the average of the closing bid and ask prices on such date as furnished by any member of the Financial Industry Regulatory Authority, selected from time to time by the Committee for that purpose.

“FASB” means the Financial Accounting Standards Board.

“Incentive Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.

“Mature Shares” shall mean Shares that had been held by the Optionee for a meaningful period of time such as six months or such other period of time that is consistent with FASB’s interpretation of APB 25.

“Non-Employee Director” means a non-Employee member of the Board.

“Non-Qualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

“Optioned Stock” means the shares of Common Stock that are subject to a Stock Option.

“Participant” means an Employee, Non-Employee Director, or Consultant of the Company or an Affiliate who is granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to the provisions of Section 9 of the Plan, the vesting of which is contingent on the attainment of specified performance criteria.

“Performance Share Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 9 of the Plan.

“Performance Unit Grant” means an Award of monetary units granted pursuant to the provisions of Section 9 of the Plan.

“Plan” means this Amended and Restated STAAR Surgical Company 2003 Omnibus Equity Incentive Plan, as set forth herein and as it may be hereafter amended and from time to time and in effect.

“Qualified Note” means a recourse note, with a market rate of interest, that may, at the discretion of the Committee, be secured by Optioned Stock or otherwise.

“Restricted Award” means an Award granted pursuant to the provisions of Section 8 of the Plan.

“Restricted Stock Grant” means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

“Restricted Unit Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

“Service” means the performance of services for the Company (or any Affiliate) by an Employee, Non-Employee Director, or Consultant, as determined by the Committee in its sole discretion. Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Affiliate, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the ninety-first (91st) day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

“Stock Appreciation Right” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

“Stock Option” means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

“Subsidiary” means any corporation or entity which is a subsidiary of the Company within the meaning of Section 424(f) of the Code and that qualifies as an eligible issuer of service recipient stock, as that term is defined in Treasury Regulations Section 1.409A-1(b)(5)(iii)(E).

“Ten Percent Stockholder” means a person who owns stock (after taking into account the constructive ownership rules of Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Affiliate).

“Termination Date” means the date on which a Participant’s Service terminates, as determined by the Committee in its sole discretion.

3.    Administration.

(a)  The Plan shall be administered by a committee appointed by the Board. The Committee shall be comprised solely of not less than two persons who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. Members of the Committee shall serve at the pleasure of the Board and the Board may from time to time remove members from, or add members to, the Committee. No person who is not an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act may serve on the Committee. Appointment to the Committee of any person who is not an “outside director” and a “non-employee director” shall automatically be null and void, and any person on the Committee who ceases to be an “outside director” and a “non-employee director” shall automatically and without further action cease to be a member of the Committee.

(b)  A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

(c)  The Committee is authorized to construe and interpret the Plan, to promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be binding upon all Participants and any person claiming under or through any Participant. Although the Committee is anticipated to make certain Awards that constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e), the Committee is also expressly authorized to make Awards that do not constitute “qualified performance-based compensation” within the meaning of those provisions. By way of example, and not by way of limitation, the Committee, in its sole and absolute discretion, may issue an Award that is not based on a performance goal, as set forth in (i) below, but is based solely on continued service to the Company.

(d)  The Committee may employ or retain persons other than members of the Committee to assist the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to selection for participation in and the granting of Awards to persons subject to Section 16 of the Exchange Act or with regard to any of its duties under Section 162(m) of the Code necessary for awards under the Plan to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e).

 (e)  The Committee is expressly authorized to make such modifications to the Plan as are necessary to effectuate the intent of the Plan as a result of any changes in the income tax, accounting, or securities law treatment of Participants and the Plan.

(f)  The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

(g)  The Committee may not increase an Award once granted, although it may grant additional Awards to the same Participant.

(h)  The Committee shall keep the Board informed as to its actions and make available to the Board its books and records. Although the Committee has the authority to establish and administer the Plan, the Board reserves the right at any time to abolish the Committee and administer the Plan itself.

(i)  In the case of an Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e), the Committee shall establish in writing at the time of making the Award the business criterion or criteria that must be satisfied for payment pursuant to the Award and the amount payable upon satisfaction of those standards. Those standards are also referred to herein as performance goals. Such criterion or criteria shall be established prior to the Participant rendering the services to which they relate and while the outcome is substantially uncertain or at such other time as is permitted under Treasury Regulations Section 1.162-27(e)(2). In carrying out these duties, the Committee shall use objective written standards for establishing both the performance goal and the amount of compensation such that a third party with knowledge of the relevant facts would be able to determine whether and to what extent the goal has been satisfied and the amount of compensation payable. The Committee shall provide a copy the document setting forth such standards to the affected Participant and shall retain such written material in its permanent books and records.

(j)  In the case of remuneration that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e), the Committee and the Board shall disclose to the stockholders of the Company the material terms under which such remuneration is to be paid under the Plan, and shall seek approval of the stockholders by a majority vote in a separate stockholder vote before payment of such remuneration. For these purposes, the material terms include the individuals (or class of individuals) eligible to receive such compensation, a description of the business criterion or criteria on which the performance goal is based, either the maximum amount of the compensation to be paid thereunder or the formula used to calculate the amount of compensation if the performance goal is attained, and such other terms as required under Code Section 162(m)(4)(C) and the Treasury Regulations promulgated thereunder, determined from time to time. The foregoing actions shall be undertaken in conformity with the rules of Code Section 162(m)(4)(C)(ii) and Treasury Regulations promulgated thereunder. Such remuneration shall not be payable under the Plan in the absence of such an approving stockholder vote. In the case of remuneration that is not intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e), the Committee and the Board shall make such disclosures to and seek such approval from the stockholders of the Company as they reasonably determine are required by law.

(k)  To the extent required under Code Section 162(m)(4)(C) and the regulations promulgated thereunder, before any payment of remuneration under the Plan, the Committee must certify in writing that the performance goals and any other material terms of the Award were in fact satisfied. Such certification shall be kept with the permanent books and records of the Committee, and the Committee shall provide the affected Participant with a copy of such certification.

(l)  The Committee shall use its good faith best efforts to comply with the requirements of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder for Awards that are intended  to constitute “qualified performance-based compensation,” but shall have no liability to the Company or any recipient in the event one or more Awards do not so qualify.

4.    Duration of and Common Stock Subject to the Plan.

(a)  Term.    The Plan, as amended and restated hereby, shall become effective as of May 19, 2010, the date of its adoption by the Board, subject to ratification by the stockholders of the Company within twelve (12) months after the effective date. In the event that the stockholders of the Company do not ratify the Plan (as amended and restated hereby) within twelve (12) months after the effective date, any Awards granted pursuant to the Plan shall be rescinded automatically. Unless sooner terminated by the Board, the Plan shall continue until May 18, 2020, the day before the tenth (10th) anniversary of the effective date of the Plan (as amended and restated hereby), when the Plan shall terminate, and no Awards may be granted under the Plan thereafter. The termination of the Plan shall not affect the Awards that are outstanding on the termination date.

(b)  Shares of Common Stock Subject to the Plan.    The maximum total number of shares of Common Stock with respect to which aggregate stock Awards may be granted under the Plan (including shares of Common Stock subject to outstanding Awards under the Restated Plans) shall be eight million, five hundred thousand (8,500,000).

(i)  All of the amounts stated in this Paragraph (b) are subject to adjustment as provided in Section 15 below.

(ii)  For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitations the number of shares of Common Stock subject to issuance upon exercise or used for payment or settlement of Awards.

(iii)  If any Awards are forfeited, terminated, expire unexercised, settled or paid in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture or expiration of such Awards.

(c)  Source of Common Stock.    Common Stock which may be issued under the Plan may be either authorized and unissued stock or issued stock that has been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

5.    Eligibility.    Incentive Stock Options may only be granted to Employees of the Company or a Subsidiary. Employees, Non-Employee Directors, and Consultants of the Company or a Subsidiary are eligible to receive Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Awards, Performance Awards and other Awards under the Plan.

6.    Stock Options.    Stock options granted under the Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options (collectively referred to as “Stock Options”). Stock Options shall be subject to written Stock Option agreements containing the terms and conditions set forth below and such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion.

(a)  Grant.    Stock Options shall be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and pursuant to written agreements with the Participants in such form or forms as the Committee may from time to time approve in its sole and absolute discretion. The terms of individual Stock Option agreements need not be identical. Each Stock Option agreement shall state specifically whether it is intended to be an Incentive Stock Option agreement or a Non-Qualified Stock Option agreement. Stock Options may be granted alone or in addition to other Awards under the Plan. No person may be granted in any calendar year options to purchase more than two hundred thousand (200,000) shares of Common Stock (subject to adjustment pursuant to Section 15 below). The foregoing sentence is an annual limitation on grants and not a cumulative limitation.

(b)  Exercise Price.    Except as otherwise provided for in Paragraph (f) below, the exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value of the stock subject to the option on the date the option is granted.

(c)  Option Term.    The term of each Stock Option shall be fixed by the Committee. However, the term of any Stock Option shall not exceed ten (10) years from the Date of Grant of such Stock Option.

(d)  Exercisability.    A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the Date of Grant and set forth in the written Stock Option agreement. A written Stock Option agreement may, if permitted pursuant to its terms, become exercisable in full upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control).

(e)  Method of Exercise.    A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Committee specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the exercise price (i) in cash or (ii) if acceptable to the Committee, in shares of Common Stock already owned by the Participant or a Qualified Note. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Stock Options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of part or all of the exercise price of such shares; provided, that such payment would not cause the Company to recognize compensation expense for financial reporting purposes or to violate Section 402 of the Sarbanes-Oxley Act of 2002, as determined by the Committee in its sole discretion.

(f)  Special Rules for Incentive Stock Options.    The terms specified below shall be applicable to all Incentive Stock Options. Stock Options which are specifically designated as Non-Qualified Stock Options when issued under the Plan shall not be subject to the terms of this Paragraph.

(i)  Ten Percent Stockholder.    If any Employee to whom an Incentive Stock Option is granted is a Ten Percent Stockholder, then the exercise price of the Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant of such Incentive Stock Option, and the term of the Incentive Stock Option shall not exceed five (5) years from the Date of Grant of such option.

(ii)  Dollar Limitation.    The aggregate Fair Market Value of the Optioned Stock (determined as of the Date of Grant of each Stock Option) with respect to Stock Options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate) that may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent the Employee holds two or more such Stock Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Stock Options as Incentive Stock Options shall be applied in the order in which such Stock Options are granted. Any Stock Options in excess of such limitation shall automatically be treated as Non-Qualified Stock Options.

7.    Stock Appreciation Rights.    The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion. The terms of each Stock Appreciation Right granted shall be set forth in a written agreement between the Company and the Participant receiving such grant. The terms of such agreements need not be identical.

(a)  Stock Appreciation Rights.    A Stock Appreciation Right is an Award determined by the Committee entitling a Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on a date concluding a measuring period fixed by the Committee upon granting the Stock Appreciation Right, over the Fair Market Value of a share of Common Stock on the Date of Grant of the Stock Appreciation Right, multiplied by the number of shares of Common Stock subject to the Stock Appreciation Right. No Stock Appreciation Rights granted in any calendar year to any person may be measured by an amount of shares of Common Stock in excess of two hundred thousand (200,000) shares, subject to adjustment under Section 15 below. The foregoing sentence is an annual limitation on grants and not a cumulative limitation.

(b)  Grant.    A Stock Appreciation Right may be granted in addition to or completely independently of any other Award under the Plan. Upon grant of a Stock Appreciation Right, the Committee shall select and inform the Participant regarding the number of shares of Common Stock subject to the Stock Appreciation Right and the date that constitutes the close of the measuring period.

(c)  Measuring Period.    A Stock Appreciation Right shall accrue in value from the Date of Grant over a time period established by the Committee. In the written Stock Appreciation Right agreement, the Committee may also provide (but is not required to provide) that a Stock Appreciation Right shall be automatically payable on one or more specified dates prior to the normal end of the measuring period upon the occurrence of events selected by the Committee (including, but not limited to, a Change in Control) that are beyond the control of the Participant. The Committee may provide (but is not required to provide) in the Stock Appreciation Right agreement that in the case of a cash payment such acceleration in payment shall also be subject to discounting of the payment to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m).

(d)  Form of Payment.    Payment pursuant to a Stock Appreciation Right may be made, as the Committee shall determine in its sole and absolute discretion:  (i) in cash, (ii) in shares of Common Stock or (iii) in any combination of the above. The Committee may elect to make this determination either at the time the Stock Appreciation Right is granted, at the time of payment or at any time between such dates, but any Stock Appreciation Right paid upon or subsequent to the occurrence of a Change in Control shall be paid in cash.

8.    Restricted Awards.    Restricted Awards granted under the Plan may be in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion and that are in compliance with Code Section 409A and the applicable Treasury Regulations promulgated thereunder. The Restricted Awards shall be pursuant to a written agreement executed both by the Company and the Participant. The terms of such written agreements need not be identical.

(a)  Restricted Stock Grants.    A Restricted Stock Grant is an Award of shares of Common Stock transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, as set forth in Paragraph (d) below.

(b)  Restricted Unit Grants.    A Restricted Unit Grant is an Award of units (with each unit having a value equivalent to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit all or a portion of such units upon termination of Service for specified reasons within a specified period of time, and restrictions on the sale, assignment, transfer or other disposition of such units.

(c)  Grants of Awards.    Restricted Awards may be granted under the Plan in such form and on such terms and conditions as the Committee may from time to time approve. Restricted Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions (including performance goals) on any particular Restricted Award made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The certificate evidencing the shares shall be held in custody by the Company until the restrictions imposed thereon shall have lapsed or been removed.

(d)  Restriction Period.    Restricted Awards shall provide that in order for a Participant to vest in such Awards, the Participant must continuously provide Services, subject to relief for specified reasons, for such period as the Committee may designate at the time of the Award (“Restriction Period”). If the Committee so provides in the written agreement with the Participant, a Restricted Award may also be subject to satisfaction of such performance goals as are set forth in such agreement. During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Committee, in its sole discretion, may provide for the lapse of restrictions during the Restriction Period upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control or, if necessary to comply with Code Section 409A, an event described in Code Section 409A(a)(2)(A)(v)). The Committee may provide (but is not required to provide) in the written agreement with the Participant that in the case of a cash payment such acceleration in payment shall also be subject to discounting of the payment to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m). Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments or by action of the Committee), the Participant shall be entitled to receive his or her Restricted Award or portion thereof, as the case may be.

(e)  Payment of Awards.    A Participant who receives a Restricted Stock Grant shall be paid solely by release of the restricted stock at the termination of the Restriction Period (whether in one payment, in installments or otherwise). A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award upon the expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the conclusion of the specified Restriction Period, as the Committee shall determine in its sole and absolute discretion:  (i) in cash, (ii) in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made, or (iii) in any combination of the above. The Committee may elect to make this determination either at the time the Award is granted, at the time of payment or at any time in between such dates.

(f)  Rights as a Stockholder.    A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a stockholder of the Company, including the right to vote the stock, and the right to receive any cash dividends. Such cash dividends shall be withheld, however, until their release upon lapse of the restrictions under the Restricted Award. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions as apply to shares under the Restricted Stock Grant with respect to which the dividends are issued.

9.    Performance Awards.    Performance Awards granted under the Plan may be in the form of either Performance Share Grants or Performance Unit Grants. Performance Awards shall be subject to written agreements which shall contain the terms and conditions set forth below and such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion and that are in compliance with Code Section 409A and the applicable Treasury Regulations promulgated thereunder. Such agreements need not be identical.

(a)  Performance Share Grants.    A Performance Share Grant is an Award of units (with each unit equivalent in value to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion of such units) in the event certain performance criteria are not met within a designated period of time.

(b)  Performance Unit Grants.    A Performance Unit Grant is an Award of units (with each unit representing such monetary amount as designated by the Committee) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion of such units) in the event certain performance criteria are not met within a designated period of time.

(c)  Grants of Awards.    Performance Awards shall be granted under the Plan pursuant to written agreements with the Participant in such form as the Committee may from time to time approve. Performance Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Award made to any Participant.

(d)  Performance Goals and Performance Periods.    Performance Awards shall provide that, in order for a Participant to vest in such Awards, the Company must achieve certain performance goals (“Performance Goals”) over a designated performance period selected by the Committee (“Performance Period”). The Performance Goals and Performance Period shall be established by the Committee, in its sole and absolute discretion. The Committee shall establish Performance Goals for each Performance Period before the commencement of the Performance Period and while the outcome is substantially uncertain or at such other time as is permitted under Treasury Regulations Section 1.162-27(e)(2). The Committee shall also establish a schedule or schedules for such Performance Period setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded. In setting Performance Goals, the Committee may use such measures as return on equity, earnings growth, revenue growth, comparisons to peer companies, or such other measure or measures of performance in such manner as it deems appropriate.

(e)  Payment of Awards.    In the case of a Performance Share Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award as of the end of the Performance Period. In the case of a Performance Unit Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the dollar value of each unit times the number of units earned. The Committee, pursuant to the written agreement with the Participant, may make such Performance Awards payable in whole or in part upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control or, if necessary to comply with Code Section 409A, an event described in Code Section 409A(a)(2)(A)(v)). The Committee may provide (but is not required to provide) in the written agreement with the Participant that, in the case of a cash payment, acceleration in payment of a Performance Award shall also be subject to discounting to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m). Payment in settlement of a Performance Award shall be made as soon as practicable following the conclusion of the Performance Period, as the Committee may determine in its sole and absolute discretion:  (i) in cash, (ii) in shares of Common Stock, or (iii) in any combination of the above. The Committee may elect to make this determination either at the time the Award is granted, at the time of payment, or at any time between such dates.

10.    Other Stock-Based and Combination Awards.

(a)  Subject to compliance with Code Section 409A, the Committee may grant other Awards under the Plan pursuant to which Common Stock is or may in the future be acquired, or Awards denominated in stock units, including ones valued using measures other than market value. Such other stock-based grants may be granted either alone or in addition to any other type of Award granted under the Plan.

(b)  The Committee may also grant Awards under the Plan in combination with other Awards or in exchange of Awards, or in combination with or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

(c)  Subject to the provisions of the Plan, the Committee shall have authority to determine the individuals to whom and the time or times at which the Awards shall be made, the number of shares of Common Stock to be granted or covered pursuant to such Awards, and any and all other conditions and/or terms of the Awards.

11.    Deferral Elections.    Subject to compliance with Code Section 409A (and in particular, Code Section 409A(a)(4)), the Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out or vesting of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including the possible (a) payment or crediting of reasonable interest on such deferred amounts credited in cash, and (b) the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock. Neither the Company nor the Committee shall be responsible to any person in the event that the payment deferral does not result in deferral of income for tax purposes.

12.    Dividend Equivalents.    Awards of Stock Options, Stock Appreciation Rights, Restricted Unit Grants, Performance Share Grants, and other stock-based Awards may, in the sole and absolute discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such shares been issued and outstanding on such dividend record date. Subject to compliance with Code Section 409A, the Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment, and payment contingencies of such dividend equivalents, as it deems appropriate or necessary.

13.    Termination of Service.    Subject to compliance with Code Section 409A, the terms and conditions under which an Award may be exercised after a Participant’s termination of Service shall be determined by the Committee and reflected in the written agreement with the Participant concerning the Award.

14.    Non-Transferability of Awards.    No Award under the Plan, and no rights or interest therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. Subject to the foregoing, during the lifetime of a Participant, Awards are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his or her legal representative if the Participant is Disabled.

15.    Adjustments on Changes in Capitalization, Etc.

(a)  The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b)  In the event of any change in capitalization affecting the Common Stock after the effective date of the Plan, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination, exchange of stock, other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, (ii) the maximum number of shares of Common Stock which may be sold or awarded to any Participant, (iii) the number of shares of Common Stock covered by each outstanding Award, and (iv) the price per share in respect of outstanding Awards. Such adjustments shall be made by the Committee so that the adjustments shall not result in an accounting consequence under APB 25 and FASB Interpretation No. 44, as amended, and any successor thereof. The Committee’s determination with respect to the adjustments shall be final, binding, and conclusive.

(c)  The Committee may also make such adjustments in the number of shares covered by, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.

16.    Change in Control.    To the extent that the Committee, in its sole discretion, determines that the payments provided in Subsection (a) through (d) below do not constitute an “excess parachute payment” under Code Section 280G and do not violate Code Section 409A, and except as the Committee may in its discretion otherwise provide in any Award agreement, to provide for compliance with Code Section 409A or otherwise, in the event of a Change in Control:

(a)  All outstanding Stock Options shall vest in their entirety and become exercisable immediately prior to the specified effective date of the Change in Control (and remain exercisable until the time of termination specified in the relevant Award agreement), unless such Stock Options are either (i) replaced or assumed by the successor corporation or its parent company pursuant to options providing substantially equal value and having substantially equivalent provisions as the Stock Options granted under the Plan or (ii) the Stock Options are affirmed by the Company;

(b)  Notwithstanding paragraph (a) above, all Stock Options issued to non-employee directors shall vest in their entirety and become exercisable immediately prior to the specified effective date of the Change in Control (and remain exercisable until the time of termination specified in the relevant Award agreement) irrespective of whether such Stock Options are replaced or assumed by the successor corporation or its parent company or are affirmed by the Company;

(c)  All restrictions and conditions of the Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed fully satisfied as of the date of the Change in Control; and

(d)  The Performance Share Grants and Performance Unit Grants shall be deemed to have been fully earned as of the date of the Change in Control.

17.    Amendment and Termination.    Without further approval of the stockholders, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable; provided that the Board may not, without approval of the stockholders, make any amendment which would (a) increase the aggregate number of shares of Common Stock which may be issued under the Plan (except for adjustments pursuant to Section 15 above), (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) materially increase the benefits accruing to Participants under the Plan. Notwithstanding the above, the Board may amend the Plan to take into account changes in applicable securities laws, federal income tax laws and other applicable laws. Further, should the provisions of Rule 16b-3, or any successor rule, under the Exchange Act be amended, the Board may amend the Plan in accordance with any modifications to that rule without the need for stockholder approval. Notwithstanding the foregoing, the Plan may not be amended more than once in any six-month period other than to comply with the changes in the Code.

18.    Miscellaneous Matters.

(a)  Tax Withholding.

(i)  The Company’s obligation to deliver Common Stock and/or pay any amount under the Plan shall be subject to the satisfaction of all applicable federal, state, local, and foreign tax withholding requirements.

(ii)  The Committee may, in its discretion, provide the Participants or their successors with the right to use previously vested Common Stock in satisfaction of all or part of the taxes incurred by such Participants in connection with the Plan; provided, however, that this form of payment shall be limited to the withholding amount calculated using the minimum applicable statutory rates. Such right may be provided to any such holder in either or both of the following formats:

1.    Stock Withholding:    The election to have the Company withhold, from the Common Stock otherwise issuable under the Plan, a portion of the Common Stock with an aggregate Fair Market Value equal to the taxes calculated using the minimum applicable statutory rates.

2.    Stock Delivery:    The election to deliver to the Company, at the time the taxes are required to be withheld, one or more shares of Common Stock previously acquired by the Participant or his or her successor with an aggregate Fair Market Value equal to the taxes calculated using the minimum statutory rates.

(b)  Not an Employment or Service Contract.    Neither the adoption of the Plan nor the granting of any Award shall confer upon any Participant any right to continue in the Service of the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Services of any of its Employees, Non-Employee Directors, or Consultants at any time, with or without cause.

(c)  Unfunded Plan.    The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any written contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(d)  Annulment of Awards.    The grant of any Award under the Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Award payable in Common Stock is provisional until the Participant becomes entitled to the certificate in settlement thereof. Payment under any Awards granted pursuant to the Plan is wholly contingent upon stockholder approval of the Plan. Where approval for an Award sought pursuant to Section 162(m)(4)(C)(ii) of the Code is not granted by the Company’s stockholders, the Award shall be annulled automatically. In the event the Service of a Participant is terminated for cause (as defined below), any Award which is provisional shall be annulled as of the date of such termination for cause. For purposes of the Plan, the term “terminated for cause” means any discharge because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, continuing intentional or habitual failure to perform stated duties, violation of any law (other than minor traffic violations or similar misdemeanor offenses not involving moral turpitude), or material breach of any provision of an employment or independent contractor agreement with the Company.

(e)  Other Company Benefit and Compensation Programs.    Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state. Furthermore, such benefits shall not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included. Awards under the Plan may be made in combination with or in addition to, or as alternatives to, grants, awards or payments under any other Company or Subsidiary plans. The Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements (in addition to the Plan) as it deems necessary to attract, retain, and motivate officers, directors, employees or independent contractors for their service with the Company and its Subsidiaries.

(f)  Securities Law Restrictions.    No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)  Award Agreement.    Each Participant receiving an Award under the Plan shall enter into a written agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole and absolute discretion, determine.

(h)  Costs of Plan.    The costs and expenses of administering the Plan shall be borne by the Company.

(i)  Governing Law.    The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(j)  Compliance with Section 409A of the Code. It is the Company’s intent that the Plan comply in all respects with Code Section 409A and the applicable regulations promulgated thereunder.  If any provision of the Plan is found not to be in compliance with Code Section 409A and the applicable regulations promulgated thereunder, that provision shall be deemed to have been amended or deleted as and to the extent necessary to comply with Code Section 409A and the applicable regulations promulgated thereunder, and the remaining provisions of the Plan shall continue in full force and effect, without change.  All transactions under the Plan shall be executed in accordance with the requirements of Code Section 409A and the applicable regulations promulgated thereunder.

STAAR Surgical Company,
a Delaware corporation

By:	/s/Charles Kaufman
Charles Kaufman
Secretary

Date: May 19, 2010

Form of Stock Option Agreement

Stock Option No.  _________

STAAR SURGICAL COMPANY

AMENDED AND RESTATED 2003 OMNIBUS EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of STAAR Surgical Company, a Delaware corporation (the “Company”):

Name of Optionee:

Total Number of Shares Granted:

(“Optioned Stock”)

Type of Option:	☐ Incentive Stock Option

☒ Non-Qualified Stock Option

Exercise Price Per Share:	$

Date of Grant:

Date Exercisable:	This option shall become exercisable (vest) with respect to [one third of the Optioned Stock on each of the first, second and third anniversaries] of the Vesting Commencement Date set forth below, so long as the Optionee completes continuous Service from the Vesting Commencement Date to such anniversary.

Vesting Commencement Date:	[generally same as grant date]

Expiration Date:	[end of 5th year from grant]

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the STAAR Surgical Company Amended and Restated 2003 Omnibus Equity Incentive Plan and the Stock Option Agreement, both of which are attached to and made a part of this document.

OPTIONEE:	STAAR SURGICAL COMPANY

By:

	Title:	r

Print Name
Date

Social Security Number

STAAR SURGICAL COMPANY

AMENDED AND RESTATED 2003 OMNIBUS EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

1.    Definitions.    Unless otherwise defined herein, the terms defined in the STAAR Surgical Company Amended and Restated 2003 Omnibus Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement (“Agreement”).

2.    Grant of Option.    Effective as of the date of grant (the “Date of Grant”) set forth on the Notice of Stock Option Grant (the “Grant Notice”) attached hereto, STAAR Surgical Company (the “Company”) grants to the optionee named in the Grant Notice (“Optionee”) the right and option (the “Option”) to purchase, all or any part of such number of shares of Common Stock at such exercise price per share as are set forth on the Grant Notice. The Option shall be exercisable from time to time in accordance with the provisions of this Agreement during a period expiring on the expiration date set forth on the Grant Notice (the “Expiration Date”) or earlier in accordance with Section 5 below. This Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option, as provided in the Grant Notice.

3.    Vesting.    The Option shall become exercisable to purchase, and shall vest with respect to, such portion (rounded to the nearest whole share) of the Optioned Stock covered hereby as set forth on the Grant Notice; provided that no Optioned Stock shall vest at or after the Optionee’s Termination Date.

4.    Manner of Exercise.    Each exercise of the Option shall be by means of a written notice of exercise delivered to the Committee, specifying the number of shares to be purchased and accompanied by payment to the Committee of the full purchase price of the shares of Optioned Stock to be purchased in compliance with applicable law (including, without limitation, state and federal margin requirements) and (i) in cash or by check payable to the order of the Company, (ii) by delivery of Mature Shares already owned by, and in the possession of, the Optionee, valued at their Fair Market Value, (iii) by a Qualified Note made by Optionee in favor of the Company upon the terms and conditions determined by the Committee, including, to the extent the Committee determines appropriate, a security interest in the shares issuable upon exercise or other property, (iv) through a “cashless exercise,” or (v) by any combination thereof that the Committee may approve; provided, however, that such payment of the exercise price would not cause the Company to recognize compensation expense for financial reporting purposes or to violate Section 402 of the Sarbanes-Oxley Act of 2002, as determined by the Committee in its sole discretion. Shares of Common Stock (including Mature Shares) used to satisfy the exercise price of the Option shall be valued at their Fair Market Value determined on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date). This Option may not be exercised for a fraction of a share and no partial exercise of the Option may be for fewer than (a) one hundred (100) whole shares or (b) the total number of whole shares then eligible for exercise, if fewer than one hundred (100) shares.

The Option may be exercised (i) during the lifetime of the Optionee only by the Optionee or, if the Optionee is Disabled, only by his or her legal representative; and (ii) after the Optionee’s death by his or her transferees by will or the laws of descent or distribution.

5.    Termination of Service; Death or Disability.    Upon termination of the Optionee’s Service, other than due to death or Disability, the Option shall be exercisable, to the extent exercisable on the Termination Date, until the earlier of the Expiration Date or the date that is ninety (90) days after the Optionee’s Termination Date, and shall thereupon expire and thereafter be void and of no further force or effect. If the Optionee dies or becomes Disabled while the Optionee is in Service with the Company or an Affiliate, the Option shall be exercisable, to the extent exercisable on the Termination Date, until the earlier of the Expiration Date or the first anniversary of the date of such death or Disability, and shall thereupon expire and thereafter be void and of no further force or effect. During such period after death, the Option may, to the extent that it remained unexercised (but exercisable by the Optionee according to the Option’s terms) on the date of such death, be exercised by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution.

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6.    Shares to be Issued in Compliance with Federal Securities Laws and Exchange Rules.    By accepting the Option, the Optionee represents and agrees, for the Optionee and his or her legal successors (by will or the laws of descent and distribution), that none of the shares purchased upon exercise of the Option will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws. If required by the Committee at the time the Option is exercised, the Optionee or any other person entitled to exercise the Option shall furnish evidence satisfactory to the Company (including a written and signed representation) to such effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act or state blue sky laws by such person. The Company shall use its reasonable efforts to take all necessary and appropriate action to assure that the shares issuable upon the exercise of the Option shall be issued in full compliance with the Securities Act, state blue sky laws and all applicable listing requirements of any principal securities exchange on which shares of the same class are listed.

7.    Withholding of Taxes.    As a condition to any exercise of the Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with the disposition of shares of Common Stock acquired by exercising the Option.

8.    Payment of Withholding.    The Optionee will pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Optionee’s salary) in cash. At the Committee’s election, the Optionee may pay the withholding amount with shares of Common Stock; provided, however, that payment in stock shall be limited to the withholding amount calculated using the minimum statutory rates.

9.    No Assignment.    The Option and all other rights and privileges granted hereby shall not be transferred, either voluntarily or by operation of law otherwise than by will or the laws of descent and distribution. Upon any attempt to so transfer or otherwise dispose of the Option or any other right or privileges granted hereby contrary to the provisions hereof, the Option and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.

10.    Adjustment for Reorganizations, Stock Splits, etc.    If the outstanding shares of Common Stock (or any other class of shares or securities which shall have become issuable upon the exercise of the Option pursuant to this sentence) are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares receivable upon the exercise of the Option, without change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, the Option shall terminate; provided, however, that notwithstanding the foregoing, the Committee shall provide in writing in connection with such transaction for the appropriate satisfaction of the Option by one or more of the following alternatives (separately or in combination): (i) for the Option to become immediately exercisable in full notwithstanding the provisions of Section 3; (ii) for the assumption by the successor corporation of the Option or the substitution by such corporation therefor of a new option covering the stock of the successor corporation or its affiliates with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Plan by such successor corporation, in which event the Plan and the Option shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of the Option.

Adjustments under this Section 10 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Option on any such adjustment.

11.    Participation by the Optionee in Other Company Plans.    Nothing herein contained shall affect the right of the Optionee to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other employee welfare plan or program of the Company or of any Affiliate.

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12.    No Rights as a Stockholder until Issuance of Stock Certificate.    Neither the Optionee nor any other person legally entitled to exercise the Option shall be entitled to any of the rights or privileges of a stockholder of the Company in respect of any shares issuable upon any exercise of the Option unless and until a certificate or certificates representing such shares shall have been actually issued and delivered to the Optionee. No shares shall be issued and delivered upon the exercise of the Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of an exemption therefrom), all applicable listing requirements of a national securities exchange on which shares of the same class are listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

13.    Not an Employment or Service Contract.    Nothing herein contained shall be construed as an agreement by the Company or any of its Affiliates, express or implied, to employ the Optionee or contract for the Optionee’s services, to restrict the Company’s or such Affiliate’s right to discharge the Optionee or cease contracting for the Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Optionee and the Company or any of its Affiliates.

14.    Agreement Subject to the Plan.    The Option is and shall be subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan, as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect the Optionee’s rights under the Option without the prior written consent of the Optionee.

15.    Governing Law.    The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of California.

In Witness Whereof, this Stock Option Agreement has been duly executed by or on behalf of the parties hereto as of the date of grant stated on the Grant Notice.

COMPANY:	STAAR SURGICAL COMPANY

By:
Date
	Its:	Chief Financial Officer

OPTIONEE:

Date

By his or her signature below, the spouse of the Optionee agrees to be bound by all of the terms and conditions of the foregoing Stock Option Agreement.

OPTIONEE’S SPOUSE:

Name

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Form of Restricted Stock Agreement

STAAR SURGICAL COMPANY

AMENDED AND RESTATED 2003 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK PURCHASE RIGHT

NOTICE OF GRANT

STAAR Surgical Company (the “Company”) has granted to you (“Grantee”), pursuant to its Amended and Restated 2003 Omnibus Equity Incentive Plan (the “Plan”), the right (the “Award”) to purchase the number of shares of the Company’s Common Stock set forth below.  The Award is subject to all of the terms and conditions set forth herein and in the Restricted Stock Purchase Agreement, the Plan, the form of Assignment Separate from Certificate and the form of Joint Escrow Instructions, all of which are attached hereto and incorporated herein in their entirety.

Grantee’s Name and Address:

Total Number of Shares of Common Stock Granted:	___________________

Date of Grant:	_______ __, 20__

Vesting Commencement Date:	_______ __, 20__

Purchase Price per Share:	$0.01

Total Purchase Price:	$____

Vesting Schedule:
[One third of the Award Shares shall vest on each of the first, second and third anniversary of the Vesting Commencement Date set forth above.]  Fractional Award Shares shall not vest until Grantee becomes vested in all of the Award Shares.

Forfeiture of Shares
The Company has the right to repurchase the Award Shares at Grantee’s original purchase price if Grantee’s status as a Service provider to the Company terminates for any reason.  For purposes of this Notice of Grant and the Restricted Stock Purchase Agreement, Award Shares “vest” when the Company’s right to repurchase them expires and they are no longer subject to forfeiture to the Company.

Closing Date:	_______ __, 20__

Payment Method:	Cash, check, previously owned shares or a combination thereof.

STAAR SURGICAL COMPANY

AMENDED AND RESTATED 2003 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (this “Agreement”) is made on this ___ day of _________, 20__, by and between STAAR Surgical Company (the “Company”) and Grantee with respect to the Award Shares purchasable by Grantee under the Notice of Grant attached hereto and made a part hereof, and pursuant to the STAAR Surgical Company Amended and Restated 2003 Omnibus Equity Incentive Plan (the “Plan”).

The Grantee acknowledges and agrees that the Award Shares shall vest, if at all, only during the period of Grantee’s Service (not through the act of being hired, being granted the Award or acquiring Award Shares hereunder).  The Grantee further acknowledges and agrees that nothing in this Agreement, the Notice of Grant or the Plan gives Grantee any right to the continuation of Grantee’s Service with the Company, or interferes or will interfere in any way with Grantee’s right or the Company’s right to terminate Grantee’s Service at any time, with or without cause, and with or without notice.  The Grantee acknowledges that Grantee’s employment is at will, unless Grantee has a written employment agreement with the Company expressly providing otherwise.

1.      Definitions.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.  In addition, as used herein the following definitions shall apply:

“Award Shares” means shares of the Company’s Common Stock in the number set forth in the Notice of Grant, subject to adjustment pursuant to Section 15 of the Plan.

“Closing Date” means the date set forth as such in the Notice of Grant.

“Repurchase Right” means the right of the Company to repurchase Unvested Shares pursuant to this Agreement.

“Unvested Shares” means Award Shares that are subject to the Repurchase Right.

“Vested Shares” means Award Shares as to which the Repurchase Right has expired.

2.      Purchase and Sale of Award Shares.  Effective as of the Closing Date, the Company agrees to sell the Award Shares to Grantee, and Grantee agrees to buy the Award Shares from the Company, for the Total Purchase Price set forth in the Notice of Grant.

3.      Method of Payment. Payment of the Total Purchase Price shall be by any of the following, or a combination thereof, at the election of the Purchaser:  (i) cash; or (ii) check; or (iii) surrender of other shares of Common Stock of the Company which (A) in the case of shares acquired pursuant to the exercise of a Company option, have been owned by Grantee for more than six months on the date of surrender, and (B) have an aggregate fair market value on the date of surrender not less than the Total Purchase Price of the Award Shares so purchased.

4.      Repurchase Right; Vesting.  Upon issuance, all of the Award Shares shall be Unvested Shares and subject to the Repurchase Right.

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a.   The Repurchase Right shall terminate in accordance with the vesting schedule stated in the Notice of Grant; provided that the Repurchase Right shall terminate entirely immediately on the occurrence of a Change in Control.

b.   If Grantee ceases to be a provider of Service for any reason, whether voluntary or involuntary, with or without cause, and including without limitation death or Disability, the Company shall have the right to purchase from Grantee, or Grantee’s personal representative, as the case may be, all of Grantee’s Unvested Shares as of the date of such termination at the price paid by Grantee for such Unvested Shares.

c.    Upon the occurrence of such termination, the Company may exercise its Repurchase Right by delivering personally or by registered mail to Grantee (or his transferee or legal representative, as the case may be) with a copy to the escrow agent described in Section 2 below, a notice in writing indicating the Company’s intention to exercise the Repurchase Right and paying the repurchase price by one of the following methods, at the option of the Company:  (i) by delivering to Grantee (or Grantee’s transferee or legal representative) a check in the amount of the aggregate repurchase price, or (ii) by the Company canceling an amount of Grantee’s indebtedness to the Company equal to the aggregate repurchase price, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such aggregate repurchase price. Upon delivery of such notice and payment of the aggregate repurchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and the rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unvested Shares being repurchased by the Company.

d.    Whenever the Company shall have the right to repurchase Unvested Shares hereunder, the Company may designate and assign one or more employees, officers, directors or shareholders of the Company or other persons or organizations to exercise all or a part of the Company’s Repurchase Right under this Agreement and purchase all or a part of such Unvested Shares.

e.     At its option, the Company may elect to make payment for the Unvested Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to Grantee stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office.

f.      If the Company does not elect to exercise the Repurchase Right conferred above by giving the requisite notice within ninety days following the termination, the Repurchase Right shall terminate.

5.      Transferability of the Shares; Escrow.

a.     Grantee hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Right has been exercised from Grantee to the Company.

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b.   To insure the availability for delivery of Grantee’s Unvested Shares upon repurchase by the Company pursuant to the Repurchase Right under Section 4, Grantee hereby appoints the Secretary, an Assistant Secretary or any other person designated by the Company as escrow agent, as Grantee’s attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Right.  On purchasing any Unvested Shares hereunder, Grantee shall deliver and deposit with the Secretary of the Company, or such other person designated by the Company, the share certificates representing such Unvested Shares, together with an assignment separate from certificate duly executed in blank in the form set forth in Exhibit A hereto. The Unvested Shares and such assignment shall be held by the secretary in escrow, pursuant to the Joint Escrow Instructions of the Company and Grantee set forth in Exhibit B hereto, until the Company exercises its Repurchase Right, until such Unvested Shares become Vested Shares, or until such time as this Agreement is no longer in force or effect.  Upon vesting of the Unvested Shares, the escrow agent shall promptly deliver to Grantee the certificate or certificates evidencing the Vested Shares in the escrow agent’s possession belonging to Grantee, and the escrow agent shall be discharged of all further obligations hereunder.

c.    The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding Shares in escrow and while acting in good faith and in the exercise of its judgment.

d.    Grantee represents and agrees, for Grantee and his or her legal successors (by will or the laws of descent and distribution), that none of the Award Shares purchased hereunder will be acquired with a view to any sale, transfer or distribution of any of the Award Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws.  If required by the Committee at the time Vested Shares are delivered to Grantee, Grantee or any other person entitled to receive the Vested Shares shall furnish evidence satisfactory to the Company (including a written and signed representation) to such effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act or state blue sky laws by such person.  The Company shall use its reasonable efforts to take all necessary and appropriate action to assure that the Award Shares shall be issued in full compliance with the Securities Act, state blue sky laws and all applicable listing requirements of any principal securities exchange on which shares of the same class are listed.

6.      Taxes

a.    No Section 83(b) Election.  As a condition to receiving the Award Shares, Grantee agrees to refrain from making an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Award Shares.

b.    Payment of Withholding Taxes.  The Grantee is ultimately liable and responsible for all taxes owed by Grantee in connection with the Award, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares subject to the Award.  The Company and its Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability

7.      Ownership, Voting Rights, Duties.  Except as expressly provided herein, the restrictions and Repurchase Right shall not interfere with voting rights, or other rights or duties of Grantee as a stockholder of the Company.

8.      Legends. Each share certificate evidencing Award Shares shall be endorsed with the following legend (in addition to any legend required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN A RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND MAY BE INSPECTED BY ANY PERSON MAKING INQUIRY ABOUT IT.

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9.      Stop-Transfer Notices.  In order to ensure compliance with the restrictions on transfer set forth in this Agreement, the Notice of Grant or the Plan, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

10.           Adjustments for Changes in Common Stock.  All references herein to the number of Award Shares and the repurchase price shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the capital stock of the Company that may be made by the Company pursuant to Section 15 of the Plan after the date of exercise.

11.           Notices.  Notices to Grantee hereunder shall be given in person or by certified mail to the address of Grantee shown on the records of the Company.  Notices to the Company hereunder shall be made by certified mail at its principal executive offices.

12.           Survival of Terms.  This Agreement shall bind and inure to the benefit of Grantee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and successors.

13.           Representations.  Grantee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  Grantee is relying solely on Grantee’s own investigation and such review and not on any statements or representations of the Company or any of its agents.  Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

14.           Entire Agreement; Governing Law; Severability.  The Notice of Grant, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to Grantee’s interest except by means of a writing signed by the Company and Grantee.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.  Should any provision of the Notice of Grant or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable

15.           Acknowledgement.  Grantee represents that Grantee has read this Agreement, the Notice of Grant and the Plan and is familiar with all of the terms and provisions hereof and thereof. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement.

16.           Arbitration.  Any dispute, controversy, or claim arising out of, or in connection with, or relating to the performance of this Agreement or its termination, shall be settled by arbitration in Los Angeles, California, pursuant to the rules then in effect of the American Arbitration Association.  Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Restricted Stock Purchase Agreement has been duly executed by or on behalf of the parties hereto as of the Date of Grant set forth in the Notice of Grant.

GRANTEE:	STAAR SURGICAL COMPANY

By
Signature

Print Name	Print Name

Social Security Number	Title

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Exhibit A
ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED pursuant to that certain Restricted Stock Purchase Agreement between the Company and the undersigned dated as of ______________, 20___, the undersigned hereby sells, assigns and transfers unto STAAR Surgical Company, a Delaware corporation (the “Company”), _____________________________________ (_______) shares of the Common Stock of the Company standing in the name of the undersigned on the books of the Company, represented by Certificate(s) No(s). _______________________________, and hereby irrevocably constitutes and appoints ____________________________ attorney to transfer such shares on the books of the Company with full power of substitution in the premises.

Dated: ___________, 20___
Signature

Typed or Printed Name

INSTRUCTIONS:  Please do not fill in any blanks other than the lines for your signature and your typed or printed name. The purpose of this assignment is to enable the Company to exercise its Repurchase Right, as set forth in the Restricted Stock Purchase Agreement, without requiring additional signatures on your part.

A

Exhibit B

JOINT ESCROW INSTRUCTIONS

Capitalized terms used and not otherwise defined herein have the meanings respectively ascribed to such terms in the Restricted Stock Purchase Agreement (the “Agreement”) of which these Joint Escrow Instructions are a part or in the STAAR Surgical Company Amended and Restated 2003 Omnibus Equity Incentive Plan (the “Plan”).  As escrow agent (the “Escrow Agent”) for both the Company and Grantee under the Agreement, the Corporate Secretary (or other representative appointed pursuant to Section 5 of the Agreement) of the Company (the “Secretary”) is hereby authorized and directed to hold the documents delivered to him or her pursuant to the Agreement (the “Escrow”) in accordance with the following instructions.

1.      In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Repurchase Right, the Company shall give to Grantee and the Secretary a written notice specifying the number of Award Shares to be repurchased, the repurchase price and the time for a closing hereunder at the principal office of the Company.  Grantee and the Company hereby irrevocably authorize and direct the Secretary to close the repurchase contemplated by such notice in accordance with the terms of such notice.

2.      At the Closing, the Secretary is directed (a) to date the assignment separate from certificate executed by Grantee pursuant to the Agreement, as necessary for the repurchase, (b) to fill in the number of Award Shares being repurchased, (c) to fill in the certificate(s) no(s). of the certificate(s) evidencing such Award Shares, and (d) to deliver same, together with the certificate(s) evidencing such Award Shares, to the Company or its assignee, against the simultaneous delivery to the Secretary of the repurchase price (by cash, a check, cancellation of indebtedness or some combination thereof) (the “Repurchase Consideration”) for the number of Award Shares being repurchased pursuant to the exercise of the Repurchase Right.  The Secretary shall thereupon deliver the Repurchase Consideration to Grantee or the Grantee’s legal representative, and the rights and obligations of all parties under these Joint Escrow Instructions shall be deemed satisfied and discharged.

3.      Grantee irrevocably authorizes the Company to deposit with the Secretary any certificates evidencing Award Shares to be held hereunder and any additions and substitutions to said Award Shares pursuant to the Agreement.  Grantee hereby irrevocably constitutes and appoints the Secretary as Grantee’s attorney-in-fact and agent for the term of this Escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to transfer, or notice of the transfer of, the securities.  Until securities are repurchased pursuant to the exercise of the Repurchase Right, Grantee shall have the right to exercise all rights and privileges of a stockholder of the Company while such securities are held by the Secretary.

4.      Upon written request of Grantee, but no more than once per calendar year, unless the Repurchase Right has been exercised, the Secretary will deliver to Grantee a certificate or certificates representing so many Award Shares as are not then subject to the Repurchase Right.  Within 120 days after cessation of Grantee’s status as a provider of Service, the Secretary will deliver to Grantee a certificate or certificates representing the aggregate number of Award Shares held or issued pursuant to the Agreement and not repurchased by the Company or its assignees pursuant to the exercise of the Repurchase Right.

5.      If at the time of termination of this escrow the Secretary should have in his or her possession any documents, securities or other property belonging to Grantee, the Secretary shall deliver all of the same to Grantee and shall be discharged of all further obligations hereunder.

6.      The Secretary’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, Grantee and the Secretary.

7.      The Secretary shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Secretary to be genuine and to have been signed or presented by the proper party or parties.  The Secretary shall not be personally liable for any act he or she may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Grantee while acting in good faith, and any act done or omitted by the Secretary pursuant to the advice of his or her own attorneys or attorneys for the Company shall be conclusive evidence of such good faith.

8.      The Secretary is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Secretary obeys or complies with any such order, judgment or decree, he or she shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9.      The Secretary shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for thereunder or hereunder.

10.           The Secretary shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with the Secretary.

11.           The Secretary shall be entitled to employ such legal counsel and other experts as he or she may deem necessary to advise in connection with the obligations hereunder, may rely upon the advice of such counsel, and the Secretary or the Company may pay such counsel reasonable compensation therefor.

12.           The Secretary’s responsibilities as Escrow Agent hereunder shall terminate if he or she shall cease to be an officer or agent of the Company or if he or she shall resign by written notice to each party.  In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13.           If the Secretary reasonably requires other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14.           It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held hereunder, the Secretary is authorized and directed to retain in his or her possession, without liability to anyone, all or any part of said securities until such disputes shall have been settled or resolved either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but shall be under no duty whatsoever to institute or defend any such proceedings.

15.           Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Postal Service, by certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto:

COMPANY:

STAAR Surgical Company
1911 Walker Ave
Monrovia, CA  91016

GRANTEE:          To the address on file with the Company

ESCROW AGENT:

STAAR Surgical Company
1911 Walker Ave
Monrovia, CA  91016
Attention:  Corporate Secretary

16.           The Secretary becomes a party hereto only for the purpose of said Joint Escrow Instructions; the Secretary is not and shall not become a party to the Restricted Stock Purchase Agreement.

17.           These Joint Escrow Instructions shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.           These Joint Escrow Instructions shall be governed by, and construed and enforced in accordance with, the laws of the State of California.